Exhibit 10.3

EMPLOYMENT/SEPARATION AGREEMENT

                THIS EMPLOYMENT/SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of this 15th day of March, 2005 (“Effective Date”), by and between Cornell Companies, Inc., a Delaware corporation (the “Company”) and John R. Nieser, an individual (the “Employee”).

1.             Employment and Term. The Company agrees to continue the employment of the Employee and the Employee agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement.  From the Effective Date until March 14, 2007, Employee’s employment term shall be a rolling two-year term, which will automatically extend so as to terminate in two (2) years from the last day worked by the Employee.  If this Agreement has not already been terminated, beginning on March 15, 2007 until March 14, 2008, the Employee’s employment term shall be a rolling one year term, which will automatically extend so as to terminate in one (1) year from the last day worked by the Employee (these two terms together are the “Employment Period”).

2.             Duties and Powers of Employee. During the Employment Period, the Employee shall serve as the Chief Financial Officer of the Company and shall have the duties, powers and authority as set forth in the bylaws and such other powers consistent therewith as are delegated to him in writing from time to time by the Board of Directors of the Company (the “Board”) and/or the Chief Executive Officer of the Company. The Employee’s services shall be performed in Houston, Texas.  During the Employment Period, Employee shall devote substantially all his full time and undivided attention during normal business hours to the business and affairs of the Company, except for vacations in accordance with Company policy and except for Disability (as defined below), but nothing in this Agreement shall preclude Employee from serving as a director of no more than one for-profit company involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, or from managing his personal investments, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

3.             Duties of Fiduciary and of Loyalty.    The Employee acknowledges and agrees that, at all times during the Employment Period, the Employee owes fiduciary duties to the Company, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interest of the Company, to make full disclosure to the Company of all information that pertains to the Company’s business and interests, to do no act which would injure the Company’s business, its interests, or its reputation, and to refrain from using for the Employee’s own benefit or for the benefit of others any information or opportunities pertaining to the Company’s business or interests that are entrusted to the Employee or that he learned while employed by the Company.  The Employee acknowledges and agrees that, upon termination of the Employment Period, the Employee shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any Confidential Information (as defined in Section 10) or confidential opportunities pertaining to the Company’s business or interests that were entrusted to the Employee during the employment relationship or that he learned while employed by the Company.

4.             Cash Compensation. The Employee shall receive the following compensation for his services:

(a)           Salary.  During the Employment Period, Employee shall be paid an annual base salary (“Annual Base Salary”) at the rate of not less than $200,000 per year, in substantially equal bi-weekly installments, and subject to any and all required withholdings and deductions for Social Security, income taxes, elected benefits, and the like. The Compensation Committee of the Board of Directors of the Company (hereinafter referred to as the “Compensation Committee”) may from time to time direct such upward adjustments to Annual Base Salary as the Compensation Committee deems to be appropriate.

(b)           Incentive Cash Compensation.  During the Employment Period, Employee shall be eligible annually for a cash bonus, at a targeted amount of 40% of Employee’s Annual Base Salary, based on the achievement of certain performance goals established by the Compensation Committee (such aggregate awards for each year are hereinafter referred to as the “Annual Bonus”). Each Annual Bonus, if any, shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the receipt of such Annual Bonus in accordance with a deferred plan approved by the Company.  All bonus payments will be subject to all applicable tax withholdings.

5.             Long Term Incentive Compensation.

(a)           Stock Options.  During the Employment Period, Employee shall be eligible to receive stock options in amounts approved by the Compensation Committee of the Cornell Board of Directors.  Nothing in this Agreement shall be construed to contradict the terms and conditions regarding vesting, or otherwise, within the 1996 Amended and Restated Stock Option Plan and/or the 2000 Broad-Based Employee Stock Option Plan and/or any other stock plan which may arise thereafter.

6.             Employee Benefits.              During the Employment Period, Employee shall be eligible to receive the additional benefits available to senior executive officers of the Company, which may include the following:

(a)                           Incentive and Savings and Retirement Plans.  During the Employment Period, the Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior management employees of the Company and for which Employee qualifies in accordance with the terms of such plans.

(b)           Welfare Benefit Plans.  During the Employment Period, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior management employees of the Company and for which Employee and/or Employee’s family qualifies in accordance with the terms of such plans.

(c)           Expenses.  During the Employment Period and for so long as the Employee is employed by the Company, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company from time to time in effect.

(d)           Paid Time Off and Other Absences.  During the Employment Period, the Employee shall be entitled to paid time off and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Company.

7.             Termination of Employment.  This Agreement and Employee’s employment may be terminated prior to the expiration of the Employment Period as set forth below:

(a)           Death.  The Employment Period shall terminate automatically upon the Employee’s death during the Employment Period.

(b)           Disability.  If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 15(b) of its intention to terminate the Employment Period. In such event, the Employment Period shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform with reasonable accommodations Employee’s essential functions and duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness which continues for more than 180 days after the commencement of such incapacity.

(c)           Cause.  The Company may terminate the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean a written determination by the Board of the occurrence of any of the following events:

(i)            the conviction of the Employee or a plea of guilty or nolo contendere by the Employee, whether or not appeal be taken, of any misdemeanor or felony crime involving personal dishonesty, moral turpitude or willfully violent conduct;

(ii)           the commission of any act of theft, fraud, embezzlement or wrongful diversion of funds of the Company by the Employee, regardless of whether a criminal conviction is pursued or obtained;

(iii)          gross business misconduct by the Employee;

(iv)          the violation by the Employee of federal or state securities laws, as determined in good faith by the Company’s Board of Directors;

(v)           the material violation of the Company’s policies and procedures, which violation is not fully remedied within five (5) days after receipt of written notice from the Company;

(vi)          material breach of Sections 3, 10, 11, 13 of this Agreement; or

(vii)         material breach of any other provision of this Agreement, which breach has not been fully remedied within five (5) business days after receipt of written notice from the Company.

(d)           Voluntary Resignation.  The Employee’s employment may be terminated by the Employee voluntarily for any reason upon 30 days’ written notice.

(e)           Employer’s Termination without Cause. The Company may terminate the Employee’s employment  without cause provided that the Company provides Employee with 30 days’ written notice.

(f)            Termination following Change in Control.  In the event there is a Change in Control of the Company (as hereinafter defined), the Company may terminate the Employee’s employment with 30 days’ written notice.  For purposes of this Agreement, a “Change in Control” shall mean: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or (iii) a change in the composition of the Board of Directors of the Company, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company twelve (12) months prior to such change, or (B) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the directors who had been directors of the Company twelve (12) months prior to such change and who were still in office at the time of the election or nomination.  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)           Notice of Termination.  Any termination by the Company or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(b) and shall set forth the effective Date of Termination (as defined below) if it is other than the date of receipt of such notice.

(h)           Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Company for Cause or following a Change of Control,

the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by the Company other than for Cause, Disability, or following a Change in Control, the Date of Termination shall be the date on which the Company notifies the Employee of such termination, (iii) if the Employee’s employment is terminated by the Employee, the Date of Termination shall be thirty (30) days after Employee provides written notice to the Company, and (iv) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

8.             Obligations of the Company Upon Termination.

(a)           Termination as a Result of Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period pursuant to Section 7(a), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate on the death; provided, however, that Employee’s estate will be paid, to the extent Employee has not already been paid, Employee’s pro rata Annual Base Salary and pro rata Annual Bonus as earned through the date of death.  This payment will be made within one month of the date of death and will be subject to all applicable tax withholdings.

(b)           Termination as a Result of Disability.  If the Employee’s employment is terminated by reason of the Employee’s Disability during the Employment Period pursuant to Section 7(b), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that Employee will be paid, to the extent he has not already been paid, Employee’s pro rata Annual Base Salary and pro rata Annual Bonus as earned through the date of termination.  This payment will be made within one month of the date of termination and will be subject to all applicable tax withholdings.  Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expense and to the extent Employee is qualified for such benefits as provided by law.

(c)           Termination for Cause.  If the Employee’s employment shall be terminated during the Employment Period by the Company for Cause pursuant to Section 7(c), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that Employee will be paid, to the extent he has not already been paid, Employee’s pro rata Annual Base Salary as earned through the date of termination.  This payment will be made within one month of the date of termination and will be subject to all applicable tax withholdings.  Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expense and to the extent Employee is qualified for such benefits as provided by law.

(d)           Voluntary Resignation by Employee.  If the Employee’s employment shall be terminated during the Employment Period by the Employee pursuant to Section 7(d), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that

Employee will be paid, to the extent he has not already been paid, Employee’s pro rata Annual Base Salary as earned through the date of termination.  This payment will be made within one month of the date of termination and will be subject to all applicable tax withholdings.  Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expenses and to the extent Employee is qualified for such benefits as provided by law.

(e)           Termination by Company without Cause.  If the Employee’s employment shall be terminated during the Employment Period by the Company without Cause pursuant to Section 7(e), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that Employee will be paid, to the extent he has not already been paid, Employee’s pro rata Annual Base Salary and pro rata Annual Bonus as earned through the date of termination.  Employee shall also be entitled to the following payment: (1) If Termination Date occurs prior to March 9, 2007, the Employee shall be entitled to two times his then-current Annual Base Salary; or (ii) If Termination Date occurs between March 9, 2007 and March 8, 2008, the Employee shall be entitled to one time his then-current Annual Base Salary.  This payment will be made within one month of the date of termination and will be subject to all applicable tax withholdings.  Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expense and to the extent Employee is qualified for such benefits as provided by law.

(f)            Termination Following Change in Control.  If the Employee’s employment shall be terminated during the Employment Period by the Company as the result of a Change in Control pursuant to Section 7(f), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that Employee will be paid, to the extent he has not already been paid, Employee’s pro rata Annual Base Salary and pro rata Annual Bonus as earned through the date of termination.  Employee shall also be entitled to the following payment: (i) If Termination Date occurs prior to March 9, 2007, the Employee shall be entitled to two times his then-current Annual Base Salary; or (ii) If Termination Date occurs between March 9, 2007 and March 8, 2008, the Employee shall be entitled to one time his then-current Annual Base Salary.  This payment will be made within one month of the date of termination and will be subject to all applicable tax withholdings.  Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expense and to the extent Employee is qualified for such benefits as provided by law.

9.             Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or a successor provision of like import) of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the (“Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national reputation selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 9(b), the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Employee within thirty days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)           The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Company, subject to the provisions of this Section 9(c), shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. In this connection, the Employee agrees, subject to the provisions of this Section 9(c), to (i) prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, (ii) give the Company any information reasonably requested by the Company relating to such claim, (iii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iv) cooperate with the Company in good faith in order to effectively contest such claim and (v) permit the Company to participate in any proceedings relating to such claim. The foregoing is subject, however, to the following: (A) the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed in connection therewith and the payment of costs and expenses in such connection, (B) if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, (C) any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount and (D) the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 9(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid to the Company and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.           Confidential Information.

(a)           Company Provided Access to Confidential Information.  In connection with Employee’s employment by the Company and in return for Employee’s promises herein, specifically including those in Section 10(b), (c) and Section 13, the Company promises to provide the Employee and does provide the Employee upon the execution of this Agreement with the Company’s confidential information including, without limitation, information pertaining to the Company’s past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, marketing, cost and pricing structure, margins, profitability, partners, partnership or other business arrangements or agreements with third parties, customers, customer contracts, books, records and documents, technical information (including, without limitation, facility plans and designs), equipment and services (collectively, “Confidential Information”).

(b)           Value and Non-Disclosure/Non-Use of Confidential Information.  Employee acknowledges that the Company’s business is highly competitive and that the Confidential Information and opportunity to develop relationships with Company customers, clients, vendors or partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information.  Employee further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Accordingly, Employee hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Customer Relationships, except (a) for the benefit of, and on behalf of, the Company or (b) as required to be disclosed pursuant to legal process (e.g., a subpoena), provided that the Employee notifies the Company immediately upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to seek a protective or other order to restrict or prevent such disclosure.

(c)           Return of Documents and Electronic Data.  All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by the Company which contain or disclose the Confidential Information and/or Customer Relationships shall be and remain the property of the Company.  Upon request, and in any event without request upon termination of Employee’s employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

(d)           Breach of this Section.  The Employee understands and agrees that the restrictions in this Section 10 do not terminate when the Employee’s employment terminates. The Employee understands and agrees that such restrictions may limit his ability to engage in a business similar to the Company’s business (specifically a business which is directly competitive with the activities conducted by the Company or any of its affiliates within the Correctional Industry (as defined in Section 13(a)(i) in a position similar to his position with the Company because such a position would inevitably and unavoidably require him to disclose the Confidential Information protected herein, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction.  The Employee acknowledges that money damages would not be sufficient remedy for any breach of this Section 10 by the Employee, and the Company shall be entitled to enforce the provisions of this Section 10 by (a) terminating any payments then owing to the Employee under this Agreement and/or (b) specific performance and injunctive relief, in each case as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 10, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from the Employee and his agents involved in such breach.

11.           Compliance with Company Policies.  The Employee shall comply with all practices, policies and procedures (including the Company’s conflict of interest policy) as in effect from time to time.

12.           Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions and all Original Works of Authorship.

(a)           All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during Employee’s employment by the Company and which relate to the Company’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

(b)           In particular, Employee hereby specifically sells, assigns and transfers to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and marks. Both during the period of Employee’s employment by the Company and thereafter, Employee shall assist the Company and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues, and/or extensions thereof, and any application for the registration of such names and marks.

(c)           If during Employee’s employment by the Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment.  In the event such work is neither prepared by the Employee within the scope of his employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the period of Employee’s employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

13.           Obligations to Refrain From Competing Unfairly.

(a)           The Employee acknowledges and agrees that the restrictive covenants contained in this Section are supported by adequate consideration to the Employee from the Company as specified in this Agreement, including, but not limited to, the consideration provided in Sections 1, 4, 6, 8, 9, and 10. In exchange for the consideration specified herein and as a material incentive to enter into this Agreement, and to enforce the Employee’s obligations under Section 10 hereof, the Employee agrees that during the Employment Period and for one (1) year following the Date of Termination (“Non-Competition Period”)  within the territory of the United States, regardless of the reason for such termination, he shall not at any time, directly or indirectly, for the benefit of Employee or any other party than the Company:

(i)            engage in any activity, work, business, or investment in the Correctional Industry, or any other business that is directly competitive with the activities conducted by the Company or any of its affiliates, during the Employee’s employment with the Company, including any attempted or actual activity as an investor, employee, officer, director, shareholder, consultant, independent contractor, partner, joint venture, manager, sales representative, agent, owner, or any similar capacity in the Correctional Industry; provided, however, the Employee may own an investment interest of less than 1% in a publicly traded company.  “Correctional Industry” means companies engaged as a provider of corrections, treatment and educational services to government agencies;

(ii)           render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in the Correctional Industry or any other business that is directly competitive with activities conducted by the Company or any of its affiliates during the Employee’s employment with the Company;

(iii)          solicit, call on, transact any business with or consult with, directly or indirectly and in any manner, current or potential customers, suppliers, venders, or contractors of the Company or any affiliate of the Company with whom the Employee had contact with or Confidential Information about or for whom the Employee supervised or managed an another employee, who had such contact or information, if such solicitation, business, or consultation would have or is likely to have an adverse effect upon the Company or any of its affiliates; or

(iv)          solicit, hire, or seek to solicit or hire any employee of the Company or in any other manner attempt, directly or indirectly, attempt to influence, induce, or encourage any employee of the Company to leave the employment of the Company, nor shall the Employee use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, personal telephone numbers, work habits, or compensation of any employees of the Company.

(b)           The Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company’s business in specific geographic areas for the Non-Competition Period, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. The Employee acknowledges that money damages would not be sufficient remedy for any breach of this Section 13 by Employee, and the Company shall be entitled to terminate any payments then owing to the Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 13, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from the Employee and his agents involved in such breach.

(c)           It is expressly understood and agreed that the Company and the Employee consider the restrictions contained in Section 13 hereof to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information belonging to the Company, nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

14.           Successors.

(a)           This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of the Employee and be enforceable by the Employee’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Employee expressly agrees and consents to Employer’s assignment of this Agreement.

15.           Miscellaneous.

(a)           This Agreement supersedes all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.  Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in Harris County, Texas, and that any Texas State court or federal court sitting in Harris County, Texas shall have exclusive jurisdiction over any such action or proceeding brought by any of the parties hereto.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a duly authorized committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

John R. Nieser
30 Martin’s Way
Sugar Land, Texas 77479
Telephone: (281) 265-7448

If to the Company:

Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas 77027
Attention: James E. Hyman, Chairman and CEO
Telephone: (713) 335-9266
Telecopy: (713) 623-2853

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            The parties hereby acknowledge that the right to trial by jury is a constitutional one, but that it may be waived.  Each of the parties, after consulting or having the opportunity to consult, with counsel of their choice, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any of the transactions contemplated hereby or any course of conduct, dealing, statements (whether oral or written), or action of any of them.

[Signature page follows.]

IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from the Board, the Company have caused this Agreement to be executed this 15th day of March, 2005.

Employee

/s/ John R. Nieser
John R. Nieser,
Chief Financial Officer

Company

By:	/s/ Patrick N. Perrin
Patrick N. Perrin,
Sr. V.P., Chief Administrative Officer